Exhibit 99.1

TRANSTAR, LLC AND SUBSIDIARIES

Consolidated Financial Statements

Report of Independent Auditors

To the Member of Transtar, LLC and subsidiaries

We have audited the accompanying consolidated financial statements of Transtar, LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2020, and the related consolidated statements of operations, changes in member’s equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transtar, LLC and subsidiaries at December 31, 2020, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

 New York, New York
August 16, 2021

TRANSTAR, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of June 30, 2021 (unaudited)	As of December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$433	$748
Investment in affiliate	354,653	525,117
Accounts receivable, net	9,202	11,656
Prepaids and other current assets	2,768	3,306
Due from affiliates	11,491	10,905
Total current assets	378,547	551,732

Property and equipment, net	136,149	137,943
Operating lease right of use assets	11,722	12,567
Other assets	5,987	5,710

Total assets	$532,405	$707,952

LIABILITIES & MEMBER’S EQUITY
Current liabilities
Accounts payable	33,437	27,182
Payroll and benefits liabilities	6,236	5,315
Accrued taxes and other current liabilities	1,874	2,853
Operating lease liabilities	2,315	2,320
Finance lease liabilities	840	702
Due to affiliates	878	798
Note payable to affiliate	-	5,845
Total current liabilities	45,580	45,015
Non-current liabilities

Operating lease liabilities	9,283	10,320
Finance lease liabilities	1,425	1,600
Deferred income tax liabilities	15,320	15,320
Other liabilities	10,720	9,852
Total non-current liabilities	36,748	37,092
Total liabilities	82,328	82,107
Member’s equity
Total member’s equity	450,077	625,845
Total liabilities and member’s equity	$532,405	$707,952

The accompanying notes are an integral part of these consolidated financial statements.

TRANSTAR, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)

Year Ended December 31, 2020
Revenues
Revenues from affiliates	$93,586
Revenues from unrelated parties	21,596
Total revenues	115,182
Operating expenses
Cost of sales	52,907
Depreciation expense	9,357
Selling, general and administrative expense	5,985
Total operating expenses	68,249
Operating income	46,933
Other income, net	627
Interest income from affiliate	11,511
Interest expense	(214)
Income before income taxes	58,857
Income tax expense	14,934
Net income	$43,923

The accompanying notes are an integral part of these consolidated financial statements.

TRANSTAR, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)

Six months ended June 30, 2021 (unaudited)
Revenues
Revenues from affiliates	$56,405
Revenues from unrelated parties	12,867
Total revenues	69,272
Operating expenses
Cost of sales	31,175
Depreciation expense	4,453
Selling, general and administrative expenses	2,825
Total operating expenses	38,453
Operating income	30,819
Other income, net	1,159
Interest income from affiliate	4,143
Interest expense	(76)
Income before income taxes	36,045
Income tax expense	9,132
Net income	$26,913

The accompanying notes are an integral part of these consolidated financial statements.

TRANSTAR, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY
(in thousands)

BALANCE, January 1, 2020	$566,487
Contributions from Parent, net	15,435
Net income	43,923
BALANCE, December 31, 2020	$625,845
Distributions to Parent, net (unaudited)	(202,681)
Net income (unaudited)	26,913
BALANCE, June 30, 2021 (unaudited)	$450,077

The accompanying notes are an integral part of these consolidated financial statements.

TRANSTAR, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Year ended December 31, 2020
Cash flows from operating activities
Net income	$43,923
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9,357
Loss on sale of fixed assets	36
Amortization of operating lease right of use assets	1,778
Deferred tax provision	72
Change in other liabilities	(99)
Change in:
Accounts receivables, net	172
Due to/from affiliates	512
Other assets	(217)
Prepaids and other current assets	(1,161)
Accounts payable	(1,464)
Payroll and benefits liabilities	(746)
Operating lease liabilities	(1,780)
Accrued taxes and other current liabilities	1,263
Net cash provided by operating activities	51,646
Cash flows from investing activities
Purchase of fixed assets	(1,529)
Proceeds from sale of fixed assets	68
Net cash outflows from investment in affiliate	(65,101)
Net cash used by investing activities	(66,562)
Cash flows from financing activities
Repayment of finance lease principal	(486)
Borrowings on note payable from affiliate	220
Contributions from Parent, net	15,435
Net cash provided by financing activities	15,169

Net increase in cash and cash equivalents	253
Cash and cash equivalents at beginning of period	495
Cash and cash equivalents at end of period	748

The accompanying notes are an integral part of these consolidated financial statements.

TRANSTAR, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

Six months ended June 30, 2021 (unaudited)
Cash flows from operating activities
Net income	$26,913
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,453
Amortization of operating lease right of use assets	844
Change in other liabilities	866
Gain on disposal of fixed assets	(356)
Change in:
Accounts receivables, net	2,454
Due to/from affiliates	(506)
Other assets	(277)
Prepaids and other current assets	538
Accounts payable	5,264
Payroll and benefits liabilities	921
Operating lease liabilities	(1,042)
Accrued taxes and other current liabilities	(979)
Net cash provided by operating activities	39,093
Cash flows from investing activities
Purchase of fixed assets	(1,579)
Proceeds from sale of fixed assets	620
Net cash inflows from investment in affiliate	170,464
Net cash provided by investing activities	169,505
Cash flows from financing activities
Repayment of finance lease principal	(387)
Repayment of note payable to affiliate	(5,845)
Distributions to Parent, net	(202,681)
Net cash used by financing activities	(208,913)

Net decrease in cash and cash equivalents	(315)
Cash and cash equivalents at beginning of period	748
Cash and cash equivalents at end of period	433

The accompanying notes are an integral part of these consolidated financial statements.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

1.	DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Transtar, LLC (“Transtar”, “the Company”, “we” or “our”) owns six operating railroads in the United States with approximately 376 employees. The Company serves six U.S. states with more than 268 track miles. The Company’s railroads transport a wide variety of commodities. Revenues from affiliates of the Company’s parent, United States Steel Corporation (“US Steel”, “the Parent” or “Seller”), accounted for approximately 81% of the Company’s revenues for both the year ended December 31, 2020 and six months ended on June 30, 2021 (unaudited).

The consolidated Statements of Operations include all revenues and costs directly attributable to Transtar. The consolidated financial statements also include allocations of certain cost of sales and selling, general and administrative expenses from Parent. These allocations reflect the provision of services and support by the Parent relating to certain corporate functions, including, but not limited to, finance, accounting, legal, human resources, information technology and other shared services. These corporate expenses are allocated to Transtar based on direct usage or benefit, where identifiable, or allocated on a pro rata basis of revenues, headcount, or other measures as determined appropriate. All of the allocations and estimates in the consolidated financial statements are based on assumptions that the Company’s management (“management”) believe are reasonable. Allocations of expenses from the Parent are assumed to be settled in cash in the period such expenses are incurred.

The consolidated Balance Sheets include the assets and liabilities that have historically been held by Transtar. The Parent’s short and long-term debt has not been pushed down to Transtar’s consolidated financial statements because Transtar is not the legal obligor of the debt and the Parent’s borrowings were not directly attributable to Transtar. The Company participates in the Parent’s centralized cash management and financing programs and has entered into a preferred stock investment arrangement and a note payable arrangement with affiliates of the Parent. The related investment balances are reflected in Investment in affiliate and the related debt balance is reflected in Note payable to affiliate within the consolidated Balance Sheets. The related interest income and interest expense are included in Interest income from affiliate and Interest expense within the consolidated Statement of Operations.

Member’s Equity represents the Parent’s ownership interest in the Company, specifically the cumulative net investment by Parent in the Company and the cumulative operating results through the dates presented. Transactions between the Company and the Parent are considered to be cash receipts and cash payments and are reflected in the accompanying consolidated Statement of Member’s equity as Contributions from Parent, net and Distributions to Parent, net, are reflected in the consolidated Statements of Cash Flows as financing cash flows, and in the accompanying consolidated Balance Sheets within Member’s equity. All intercompany accounts and transactions within Transtar have been eliminated in the accompanying consolidated financial statements. Refer to Note 11, Relationship with Parent and Related Entities for additional details.

The accompanying consolidated financial statements have been presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

On June 7, 2021, Percy Acquisitions LLC (“Holdco”), an indirect subsidiary of Fortress Transportation and Infrastructure Investors LLC (the “Purchaser”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with the Parent, pursuant to which, among other things, Holdco will purchase 100% of the equity interests of Transtar from the Parent, for a cash purchase price of $640 million, subject to certain customary adjustments set forth in the Purchase Agreement (the “Transaction”). Certain interests historically owned by Transtar and included in these financial statements, including its Investment in affiliate as described in Note 6, Fair Value of Financial Instruments and its consolidated subsidiary, Warrior & Gulf Navigation, LLC, will be distributed by Transtar to Seller prior to the transaction close, and will not be acquired by Holdco. The Transaction closed on July 28, 2021.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

2.	SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue as it transfers control over its services to the customer, as the customer receives and consumes the benefit of its services. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing services. The Company disaggregates its revenue into the following four categories: interline revenues, switching revenues, ancillary services, and rental revenues.

The Company generates revenue primarily from industrial switching and interline services, as well as from demurrage and rentals, and other ancillary revenues related to the movement of freight. Switching revenues are derived from the performance of switching services, which involve the movement of cars from one point to another within the limits of an individual plant, industrial area, or a rail yard. Revenues are recognized as the services are performed, and the services are completed on the same day they are initiated.

Interline revenues are derived from transportation services for railcars that originate or terminate at the Company’s railroads and involve one more other carriers.  For interline traffic, one railroad typically invoices a customer on behalf of all railroads participating in the route directed by the customer. The invoicing railroad then pays the other railroads their portion of the total amount invoiced on a monthly basis. The Company records revenue related to interline traffic for transportation service segments provided by carriers along railroads that are not owned or controlled by the Company on a net basis.  Interline revenues are recognized as the transportation movements occur.

The Company’s ancillary services revenue primarily relates to demurrage and storage services.  Demurrage represents charges assessed by railroads for the detention of cars by shippers or receivers of freight beyond a specified free time and is recognized on a per day basis. Storage services revenue is earned for the provision of storage of shippers’ railcars and is generally recognized on a per day, per car basis, as the storage services are provided.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. The Company’s contracts may have a single performance obligation or multiple performance obligations. Contracts with multiple obligations are evaluated to identify the specific performance obligations to the customer. The Company allocates the standalone selling price adjusted for any applicable variable consideration to each performance obligation to determine the transaction price.

The timing of revenue recognition, billings and cash collections result in trade accounts receivable, contract assets and contract liabilities. The Company’s contract assets and liabilities are typically short-term in nature, with terms settled within a 12-month period. The Company had no material contract assets or contract liabilities recorded on the consolidated Balance Sheets as of December 31, 2020 and June 30, 2021 (unaudited).

Costs associated with car hire (payments made to other railroads for use of their railcars), net of receipts from railroads for use of our railcars, and costs for repairs of railcars net of reimbursements from railroads are included within cost of sales.

Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Investment in affiliate

The Company participates in a cash pooling arrangement administered by the Parent. Under this arrangement, the Company acquires preferred shares in an affiliate entity with its excess cash. The affiliate loans funds to other subsidiaries of the Parent and invests in money market accounts with short term maturities. The Company earns income on its preferred shares in return for participating in the cash pooling arrangement. The Investment in affiliate is accounted for as a debt security under ASC 320 due to the ability of the Company to redeem its interest at any time, and is classified as a trading security. As a trading security, the instrument is recorded at fair value, which equals its cost basis; there are no realized or unrealized gains for the year ended December 31, 2020 and six months ended June 30, 2021 (unaudited). Income earned is recorded as Interest income from affiliate in the consolidated Statements of Operations.

Property and equipment, net

Property and equipment are recorded at cost. Major renewals or improvements to property and equipment that extend the useful life or increase the functionality of the asset, or both, are capitalized, while routine maintenance and repairs are expensed when incurred. The Company incurs maintenance and repair expenses to keep its operations safe and fit for existing purpose.

Unlike the Class I railroads that operate over extensive contiguous rail networks, the Company’s short line railroads are generally geographically dispersed businesses that transport freight over relatively short distances. The Company’s largest category of capital expenditures is for track line upgrades, expansion and replacement, where the Company utilizes both employees and professional contractors in completing these capital projects. Costs that are directly attributable to self-constructed assets (including overhead costs) are capitalized.

Direct costs that are capitalized as part of self-constructed assets include materials, labor and equipment. Indirect costs are capitalized if they clearly relate to the construction of the asset. In addition, though the Company generally does not incur significant rail grinding or ballast cleaning expenses, such costs are expensed when incurred.

The Company reviews its long-lived tangible assets for impairment whenever events and circumstances indicate that the carrying amounts of such assets may not be recoverable. When factors indicate that an asset or asset group may not be recoverable, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of such asset or asset group in measuring whether or not impairment has occurred. If an impairment indicator is identified and undiscounted cash flows are less than the carrying amount of the asset or asset group, a loss would be reported to the extent that the carrying value of the related assets exceeds the fair value of those assets. No impairment indicators were identified for the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited).

Derailment and Property Damages, Personal Injuries and Third-Party Claims

The Company self-insures its financial risk of providing rail-related services. The Company’s self-insurance relates to railroad employee injuries, personal injuries associated with grade crossing accidents and other third-party claims associated with the Company’s operations, including environmental and asbestos related liabilities.

Accruals for claims are recorded in the period when a loss from a claim is determined to be probable and estimable, including for claims that have been incurred but not reported. These estimates are updated in future periods as additional information becomes available.

Defined Benefit Plans

Certain of Transtar’s employees participate in defined benefit pension and other postretirement benefit plans (the “Plans”) sponsored by the Parent and accounted for by the Parent in accordance with accounting guidance for defined benefit pension and other postretirement benefit plans. Defined benefit plan expenses were allocated to the Company based on the actual service credit earned by the Transtar employees. In addition, interest cost, expected return on plan assets, and amortization of actuarial gains and losses were allocated to the Company based on the projected benefit obligations of Transtar employees as a percentage of total projected benefit obligations of the Parent.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Income Taxes

Income taxes, as presented herein, attribute current and deferred income taxes of the Parent to the Transtar standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC Topic 740. Accordingly, the Transtar income tax provision was prepared following the “separate return method.” The separate return method applies ASC Topic 740 to the standalone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a standalone enterprise. As a result, actual tax transactions included in the consolidated financial statements of the Parent may not be included in these consolidated financial statements of Transtar. Similarly, the tax treatment of certain items reflected in these consolidated financial statements of Transtar may not be reflected in the consolidated financial statements and tax returns of the Parent; therefore, items such as alternative minimum tax, net operating losses, credit carryforwards, and valuation allowances may exist in the standalone financial statements that may or may not exist in the Parent’s consolidated financial statements.

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Transtar recognizes valuation allowances against deferred tax assets by tax jurisdiction when it is more likely than not that such assets will not be realized. Accruals for uncertain tax positions are provided for in accordance with ASC Subtopic 740-10. Transtar recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.

In general, the taxable income (loss) of various Transtar entities was included in the Parent’s consolidated tax returns, where applicable, in jurisdictions around the United States. As such, separate income tax returns were not prepared for any entities of Transtar. Consequently, income taxes currently payable are deemed to have been remitted to the Parent, in cash, in the period the liability arose.

Fair Value of Financial Instruments

The Company applies the following three-level hierarchy of valuation inputs for measuring fair value:

◾	Level 1 – Quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.
◾
Level 2 – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which all significant inputs are observable market data.

◾	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The Company does not have any level 3 financial instruments.

Management Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to use judgment and to make estimates and assumptions that affect business combinations, reported assets, liabilities, revenues and expenses during the reporting period. Significant estimates using management judgment are made in the areas of recoverability and useful life of assets, as well as liabilities for environmental-related liabilities, workers’ compensation claims and income taxes. Actual results could differ from those estimates.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Risks and Uncertainties

Slower growth, an economic recession, significant changes in commodity prices or regulation that affects foreign imports and exports could negatively impact the Company’s business. The Company is required to assess for potential impairment of its assets whenever events or changes in circumstances, including economic circumstances, indicate that the respective asset’s carrying amount may not be recoverable. A decline in current macroeconomic or financial conditions could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.

Recently Adopted Accounting Standards

In March 2020, the FASB issued Accounting Standards Update 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASU 2020-04). ASU 2020-04 provides optional exceptions for applying generally accepted accounting principles to modifications of contracts, hedging relationships, and other transactions that reference LIBOR or another rate that will be discontinued by reference rate reform if certain criteria are met. The guidance is effective beginning on March 12, 2020 and the amendments will be applied prospectively through December 31, 2022. Transtar adopted this guidance during 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13), which adds an impairment model that is based on expected losses rather than incurred losses. ASU 2016-13 is effective for public business entities, other than SEC filers for fiscal years beginning after December 15, 2022, including interim reporting periods, with earlier application permitted. Transtar adopted this standard effective January 1, 2020. The impact of adoption was not material to the consolidated financial statements.

3.	REVENU E FROM CONTRACTS WITH CUSTOMERS

The Company disaggregates revenue from contracts with customers based on the characteristics of the services provided:

	Six months ended June 30, 2021 (unaudited)	Year ended December 31, 2020
Switching	$39,644	$69,005
Interline	22,201	29,301
Ancillary services	6,175	14,373
Total revenues from contracts with customers	68,020	112,679
Rental revenues	1,252	2,503
Total revenues	$69,272	$115,182

The Company does not have any significant contract assets or liabilities.

4.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of all probable credit losses on existing accounts receivable. Management reviews its receivable balances on a monthly basis and determines the allowance based on historical write-off experience and anticipated future outcomes. Account balances are charged off against the allowance when management determines it is probable that the receivable will not be recovered.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Accounts receivable, net, which represent receivables from unrelated third parties, consisted of the following:

	As of June 30, 2021 (unaudited)	As of December 31, 2020
Accounts receivable – trade	$9,943	$12,397
Allowance for doubtful accounts	(741)	(741)
Accounts receivable, net	$9,202	11,656

The Company’s business is subject to credit risk. There is a risk that a customer or counterparty will fail to meet its obligations when due. Customers and counterparties have defaulted and may continue to default on their obligations to the Company due to bankruptcy, lack of liquidity, operational failure or other reasons.

Although the Company has procedures for reviewing its receivables and credit exposures to specific customers and counterparties to address present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. Some of the Company’s risk management methods depend upon the evaluation of information regarding markets, customers or other matters that are not publicly available or otherwise accessible by the Company and this information may not, in all cases, be accurate, complete, up-to-date or properly evaluated. As a result, unexpected credit exposures could adversely affect the Company’s consolidated results of operations, financial condition and liquidity.

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment were as follows as of December 31, 2020:

	Cost	Accumulated Depreciation	Net Book Value	Life of Asset (Years)
Buildings	$8,395	$(4,801)	$3,594	20-35
Land	7,296	-	7,296	-
Machinery and Equipment	281,647	(156,108)	125,539	5-50
Vehicles	2,969	(1,861)	1,108	4-6
Construction in Progress	406	-	406	-
Total	$300,713	$(162,770)	$137,943

Machinery and equipment consist of locomotives, railcars, signaling equipment, track equipment (welders, tractors, and other miscellaneous equipment) including other track material such as rail, ties, and ballast.

The Company depreciates its property and equipment using the straight-line method over the useful lives of the property and equipment, down to its estimated salvage value. The preceding table sets forth the estimated useful lives of the Company’s major classes of property and equipment.

Depreciation expense for the year ended December 31, 2020 and six months ended June 30, 2021 (unaudited) totaled $9.4 million and $4.5 million, respectively.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company records its Investment in affiliate at fair market value. The investment is secured by cash held in money market accounts and can be redeemed on demand by the Company at cost plus accumulated interest. The investment is not publicly traded, but its value is based on observable prices at which the Company transacts to purchase and redeem shares each day. As such, the Company classifies this investment as a level 2 instrument and presents it within Investment in affiliate on the consolidated Balance Sheets.

No other financial instruments are recorded at fair value in the consolidated financial statements. Fair value for all other financial instruments of the Company approximates their cost.

7.	RETIREMENT BENEFIT PLANS

US Steel offers various retirement benefits to its eligible employees, including employees of Transtar. Because US Steel provides these benefits to eligible employees and retirees of Transtar, the costs to participating employees of Transtar in these plans are reflected in the consolidated financial statements, while the related assets and liabilities are retained by US Steel. Expense allocations for these benefits were determined based on a review of Transtar personnel. All cost allocations related to the various retirement benefit plans have been deemed paid by Transtar to US Steel in the period in which the cost was recorded in the Consolidated Statements of Operations.

Defined Benefit Pensions

US Steel sponsors a pension plan that covers eligible Transtar employees. These plans are noncontributory. Pension benefits earned are generally based on years of service and compensation during active employment.

For the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited), the total US Steel defined benefit pension plan service costs credited to Transtar employees and recorded within Cost of Sales in the consolidated Statements of Operations were $1,491 and $740, respectively. The allocation of non-service costs components of net pension expense attributable to Transtar employees (i.e. interest cost, expected return on plan assets, and amortization of actuarial gains and losses) were $84 (expense) and $(82) (income) for the year ended December 31, 2020 and six months ended June 30, 2021 (unaudited), respectively. The allocation of non-service costs is reflected in the Consolidated Statements of Operations as a component of Other income, net.

Postretirement Benefits

US Steel sponsors an unfunded postretirement plan that provides healthcare and life insurance benefits for eligible retirees and dependents of Transtar. Depending on retirement date and employee classification, certain healthcare plans contain contribution and cost-sharing features such as deductibles and co-insurance. The remaining healthcare and life insurance plans are non-contributory.

For the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited), the total US Steel postretirement benefit plan service costs credited to Transtar employees and recorded within Cost of Sales in the consolidated Statements of Operations were $1,913 and $825, respectively. The allocation of non-service cost components of net postretirement benefit plan expense (i.e. interest cost, expected return on plan assets, and amortization of actuarial gains and losses) were $(626) (income) and $(486) (income) for the year ended December 31, 2020 and six months ended June 30, 2021 (unaudited), respectively. The allocation of non-service costs is reflected in the consolidated Statements of Operations as a component of Other income, net.

Defined Contribution Plan - Employee Savings Plans

US Steel sponsors defined contribution retirement and savings plans covering substantially all of Transtar’s employees. For the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited), Transtar recorded charges for contributions to these defined contribution plans of $277 and $203, respectively.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

8.	INCOME TAXES

As previously discussed in Note 1, Description of the Business and Basis of Presentation, although Transtar was historically included in consolidated income tax returns of US Steel, Transtar’s income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in the consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards that were actually reflected in US Steel’s consolidated financial statements may or may not exist at the standalone level for Transtar.

The components of the income tax expense for the year ended December 31, 2020 were as follows:

Current tax expense
Federal	$10,488
State	4,374
Deferred tax expense
Federal	27
State	45
Income tax expense	$14,934

The provision for income taxes differs from that which would be computed by applying the statutory United States federal income tax rate to income before income taxes. The following is a summary of the effective income tax rate reconciliation:

December 31, 2020
Tax provision at statutory rate	21.0%
State income taxes, net of federal income tax benefit	5.9%
Income tax credits	(1.6)%
Other, net	0.1%
Effective income tax rate	25.4%

The United States track maintenance credit is an income tax credit for Class II and Class III railroads, as defined by the United States Surface Transportation Board (STB), to reduce their federal income tax based on qualified railroad track maintenance expenditures (the Short Line Tax Credit). Qualified expenditures include amounts incurred for maintaining track, including roadbed, bridges and related track structures owned or leased by a Class II or Class III railroad. The credit is equal to 50% of the qualified expenditures, subject to an annual limitation of $3,500 multiplied by the number of miles of railroad track owned or leased by the Class II or Class III railroad as of the end of its tax.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Deferred income taxes reflect the effect of temporary differences between the book and tax basis of assets and liabilities as well as available income tax credit and net operating loss carryforwards. The components of net deferred income taxes were as follows:

December 31, 2020
Deferred income tax assets:
Operating lease liabilities	$2,904
Accruals and reserves not deducted for tax purposes until paid	4,327
Other	143

Deferred income tax liabilities:
Property and equipment basis difference	(19,785)
Operating lease right of use asset	(2,909)
Net deferred tax liabilities	$(15,320)

As of June 30, 2021, federal income tax returns remain subject to examination for the 2017 through 2020 tax years, and state income tax returns remain subject to examination for the 2012 through 2020 tax years.

9.	COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a defendant in certain lawsuits and a party to certain arbitrations resulting from the Company’s operations in the ordinary course, as the nature of the Company’s business exposes it to the potential for various claims and litigation, including those related to property damage, personal injury, freight loss, labor and employment, environmental and other matters. The Company self-insures its financial risk associated with such claims. Management believes there are adequate provisions in the consolidated financial statements for any probable liabilities that may result from disposition of the pending lawsuits and arbitrations. The Company does not accrue for unasserted claims to related to potential asbestos exposure as it cannot reliably estimate the range of loss associated with those claims. However, it believes any potential liabilities related to such matters would not be material to the consolidated financial statements.

However, any material changes to pending litigation or a catastrophic rail accident or series of accidents involving material freight loss or property damage, personal injuries or environmental liability or other claims or disputes that are not covered by insurance could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.

10.	SUPPLEMENTAL CASH FLOW INFORMATION

Interest Paid

The following table sets forth the cash paid for interest:

	Six Months Ended June 30, 2021 (unaudited)	Year Ended December 31, 2020
Cash paid for interest, net	$76	$214

Significant Non-Cash Investing and Financing Activities

For the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited), the change in Accounts payable related to purchases of property and equipment that had not been paid in cash was $(209) and $991, respectively.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

11.	RELATIONSHIP WITH PARENT AND RELATED ENTITIES

Historically, Transtar has been managed and operated in the normal course of business with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to Transtar and reflected as expenses in the consolidated financial statements. Management of the Parent and Transtar consider the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to Transtar for purposes of the standalone financial statements; however, the expenses reflected in the consolidated financial statements may not be indicative of the actual expenses that would have been incurred during the period presented if Transtar historically operated as a separate, standalone entity. In addition, the expenses reflected in the consolidated financial statements may not be indicative of expenses that will be incurred in the future by Transtar.

Revenues from affiliates

For the year ended December 31, 2020 and the six months ended June 30, 2021 (unaudited), the Company earned revenues of $93.6 million and $56.4 million, respectively, from services rendered to Parent and its affiliates. Revenues from affiliates are generally based on published tariff rates available to all customers that utilize the Company’s railroads.

Corporate Allocated Costs

The consolidated financial statements include corporate costs incurred by the Parent for services that are provided to or on behalf of Transtar. The corporate costs include allocations of incurred costs associated primarily with the following shared functions: information technology, legal, human resources, procurement, and treasury services. The Parent allocates associated costs down to the various Transtar entities based on certain drivers, principally revenue and headcount. Management believes the allocation methods are consistent and reasonable.

The allocated corporate costs included in the Statement of Operations, exclusive of the pension and postretirement benefit costs described in Footnote 7, Retirement Benefit Plans, are as follows:

	Six Months Ended June 30, 2021 (unaudited)	Year Ended December 31, 2020
Cost of sales	$411	$1,408
Selling, general and administrative expense	2,629	4,700
Total	$3,040	$6,108

Gary, Indiana Lease

The Company has one office lease at Gary, Indiana where Parent is the lessor. The annual lease expense for the Company under this lease is $272. The lease commenced in 2013 and has a 20-year non-cancelable term. The balances related to this lease included in the Company’s financial statements were as follows:

	June 30, 2021 (unaudited)	December 31, 2020
Operating lease right of use assets	$2,127	$2,183
Operating lease liabilities, current	272	272
Operating lease liabilities, noncurrent	1,696	1,888

Cash Management and Financing

Transtar participates in the Parent’s centralized cash management and financing programs. Disbursements are made through centralized systems, which are operated by an affiliate of the Parent, under the direction of the Parent. Cash receipts are transferred to centralized accounts, also maintained by the affiliate. As cash is disbursed and received by affiliate, it is accounted for by Transtar as Investment in affiliate. All financing decisions for wholly and majority owned subsidiaries are determined by central Parent treasury operations.

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

Accounts receivable and payable

Receivables and payables between Transtar and the Parent and Parent affiliates are settled on a current basis and have been accounted for through the Due to/from Affiliates accounts in the consolidated financial statements.

Note payable to affiliate

As of December 31, 2020, the Company had an outstanding note payable of $5.8 million with the Parent. A Company subsidiary issued a promissory note to the Parent, payable on demand, that incurred interest at a rate equal to one-month LIBOR plus 200 basis points on the then average outstanding principal balance. Intercompany interest expense for the year ended December 31, 2020 and six months ended June 30, 2021 (unaudited) totaled $145 and $39, respectively.

12.	LEASES

We lease certain locomotives, freight cars, and other property for use in our rail operations. We determine if an arrangement is or contains a lease at inception. We have lease agreements with lease and non-lease components, and we have elected to not separate lease and non-lease components for all classes of underlying assets. Leases with an initial term of 12 months or less are not recorded on our consolidated statements of financial position; we recognize lease expense for these leases on a straight-line basis over the lease term. Leases with initial terms in excess of 12 months are recorded as operating or financing leases in our consolidated statements of operations. Operating leases are included in operating lease right of use assets and operating lease liabilities in our consolidated balance sheets. Finance leases are included in properties and equipment, net, finance lease liabilities, current, and finance lease liabilities, noncurrent on the consolidated balance sheets.

Operating lease assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As our leases do not provide an implicit rate, we use a collateralized incremental borrowing rate for all operating leases based on the information available at commencement date, including lease term, in determining the present value of future payments. The operating lease asset also includes any lease payments made, lease incentives, and initial direct costs incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Operating lease expense is recognized on a straight-line basis over the lease term and reported in cost of sales, and financing lease expense is recorded as depreciation and interest expense in our consolidated Statement of Operations.

Classification	As of December 31, 2020
Assets
Operating lease right of use assets	$12,567
Property and equipment, net	2,262
Total leased assets	$14,829
Liabilities
Current
Operating lease liabilities, current	$2,320
Finance lease liabilities, current	702
Noncurrent
Operating lease liabilities, noncurrent	10,320
Finance lease liabilities, noncurrent	1,600
Total lease liabilities	$14,942

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)
The lease cost components are classified as follows:

		Year Ended December. 31, 2020
	Classification
Operating lease cost	Cost of Sales	$2,799
Finance lease cost	Depreciation expense	511
Finance lease cost	Interest expense	69
Total lease cost		$3,379

The following table presents aggregate lease maturities as of December 31, 2020:

	Operating Leases	Finance Leases	Total
2021	$2,693	$765	$3,458
2022	2,573	765	3,338
2023	2,364	636	3,000
2024	2,109	240	2,349
2025	2,096	21	2,117
After 2025	4,301	-	4,301
Total lease payments	$16,136	$2,427	$18,563
Less: Imputed Interest	(3,496)	(125)	(3,621)
Present value of lease liabilities	$12,640	$2,302	$14,942

The following table presents the weighted average remaining lease term and discount rate:

Year Ended December. 31,
2020
Weighted-average remaining lease term (years)
Operating leases	8.53 years
Finance leases	4.21 years
Weighted-average discount rate (%)
Operating leases	7.66%
Finance leases	3.14%

TRANSTAR, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise noted)

The following table presents other information related to our operating and finance leases for the year ended December 31, 2020:

Year Ended December 31,
2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$(2,799)
Investing cash flows from operating leases	-
Operating cash flows from finance leases	(69)
Financing cash flows from finance leases	(486)
Leased assets obtained in exchange for finance lease liabilities	1,330
Leased assets obtained in exchange for operating lease liabilities	-

13.	SUBSEQUENT EVENTS

In preparing the consolidated financial statements, the Company has evaluated events and transactions for recognition or disclosure through August 16, 2021, the date the consolidated financial statements were available to be issued. Immediately prior to the Transaction, the Company redeemed in full its Investment in affiliate and distributed all of the proceeds from the redemption to the Parent.